Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

C&F FINANCIAL CORPORATION

I. NAME

The name of the Corporation is C&F Financial Corporation.

II. PURPOSE

The purpose for which the Corporation is organized is to act as a bank holding company and to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act.

III. CAPITAL STOCK

The Corporation shall have authority to issue eight million (8,000,000) shares of Common Stock, par value $1.00 per share, and three million (3,000,000) shares of Serial Preferred Stock, par value $1.00 per share.

A. Serial Preferred Stock

Section 1.    Issuance In Series.  The Board of Directors is hereby empowered to cause the Serial Preferred Stock of the Corporation to be issued in series with such of the variations permitted by clauses (a) – (h), both inclusive of this Section 1 as shall have been fixed and determined by the Board of Directors with respect to any series prior to the issue of any share of such series.

The shares of the Serial Preferred Stock of different series may vary as to:

(a) the number of shares constituting such series, and the designation of such series, which shall be such as to distinguish the shares thereof from the shares of all other series and classes;
(b) the rate of dividend, the time of payment and, if cumulative, the dates from which dividends shall be cumulative, and the extent of participation rights, if any;

(c) any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action;
(d) the price at and the terms and conditions on which shares may be redeemed;
(e) the amount payable upon shares in event of involuntary liquidation;
(f) the amount payable upon shares in event of voluntary liquidation;
(g) any sinking fund provisions for the redemption or purchase of shares; and
(h) the terms and conditions on which shares may be converted, if the shared of any series are issued with the privilege of conversion.

The shares of all series of Serial Preferred Stock shall be identical except as, within the limitations set forth above in this Section 1, shall have been fixed and determined by the Board of Directors prior to the issuance thereof.

Section 2.    Dividends.  The holders of the Serial Preferred Stock of each series shall be entitled to receive, if and when declared payable by the Board of Directors, dividends at the dividend rate for such series, and not exceeding such rate except to the extent of any participation right.  Such dividends shall be payable on such dates as shall be fixed for such series.  Dividends, if cumulative and in arrears, shall not bear interest.

No dividends shall be declared or paid upon or set apart for the Common stock or for stock of any other class hereafter created ranking junior to the Serial Preferred Stock in respect of dividends or assets (hereinafter called Junior Stock), and no shares of Serial Preferred Stock, Common stock or Junior Stock shall be purchased, redeemed or otherwise reacquired for a consideration, nor shall any funds be set aside for or paid to any sinking fund therefor, unless and until (i) full dividends on the outstanding aerial preferred stock at the dividend rate or rates therefor, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment with respect to all past dividend periods, to the extent that the holders of the Serial Preferred Stock are entitled to dividends with respect to any past dividend period, and the current dividend period, and (ii) all mandatory sinking fund payments that shall have become due in respect of any series of the Serial Preferred Stock shall have been made.  Unless full dividends with respect to all past dividend periods on the outstanding Serial Preferred Stock at the dividend rate or rates therefor, to the extent that holders of the Serial Preferred Stock are entitled to dividends with respect to any particular past dividend period, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment and all mandatory sinking fund payments that shall have become due in respect of any series of the Serial Preferred Stock shall have been made, no distributions shall be made to the holders of the Serial Preferred Stock of any series unless distributions are made to the Holders of the Serial Preferred Stock of all series then outstanding in proportion to the aggregate amounts of the deficiencies in payments due to the respective series, and all payments shall be applied first, to dividends accrued and in arrears, next, to any amount required by any participation right, and, finally, to mandatory sinking fund payments.  The terms “current dividend period” are “past dividend period” mean, if two or more series of Serial Preferred Stock having different dividend periods are at the time outstanding, the current dividend period, or any past dividend period, as the case may be, with respect to each such series.

Section 3.    Preference on Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Serial Preferred Stock of each series shall be entitled to receive, for each share thereof, the fixed liquidation price for such series, plus, in case such liquidation, dissolution or winding up shall have been voluntary, the fixed liquidation premium for such series, if any, together in all cases with a sum equal to all dividends accrued or in arrears thereon and the full additional amount required by any participation right, before any distribution of the assets shall be made to holders of Common Stock or Junior Stock; but the holders of the Serial Preferred Stock shall be entitled to no further participation in such distribution.  If upon any such liquidation, dissolution or winding up, the assets distributable among the holders of Serial Preferred Stock shall be insufficient to permit the payment of the full preferential amounts aforesaid, then such assets shall be distributed among the holders of the Serial Preferred Stock then outstanding ratably in proportion to the full preferential amounts to which they are respectively entitled.  For the purposes of this Section 3, the expression “dividends accrued or in arrears” means, in respect of each share of the Serial Preferred Stock of any series at a particular time, an amount equal to the product of the rate of dividend per annum applicable to the shares of such series multiplied by the number of yearn and any fractional part of a year that shall have elapsed from the date when dividends on such shares became cumulative to the particular time in question less the total amount of dividends actually paid on the shares of such series or declared and set apart for payment thereon; provided, however, that, if the dividends on such Shares shall not be fully cumulative, such expression shall mean the dividends, if any, cumulative in respect of such shares for the period stated in the articles of serial designation creating such shares less all dividends paid in or with respect to such period.

B. Common Stock

Section 1.  Subject to the provisions of law and the rights of holders of shares at the time outstanding of Serial Preferred Stock, the holders of Common Stock at the time outstanding shall be entitled to receive such dividends at such times and in much amounts as the Board of Directors may deem advisable.

Section 2.  In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after the payment or provision for payment in full for all debts and other liabilities of the Corporation and all preferential amounts to which the holders of shares at the time outstanding of Serial Preferred Stock shall be entitled, the remaining net assets of the Corporation shall be distributed ratably among the holders of the shares at the time outstanding of Common Stock.

Section 3. The holders of Common Stock shall be entitled to one vote per share on all matters as to which a stockholder vote is taken.

IV. NO PREEMPTIVE RIGHTS

No holder of capital stock of the corporation of any class shall have any preemptive right to subscribe to or purchase (i) any shares of capital stock of the Corporation, (ii) any securities convertible into such shares or (iii) any options, warrants or rights to purchase such shares or securities convertible into any much shares.

V. DIRECTORS

Section 1.  The Board of Directors shall consist of a minimum of five (5) and a maximum of fifteen (15) individuals, and the number of directors may be fixed or changed from time to time within such range by the Board of Directors.

Section 2.  The Board of Directors shall be divided into three classes, Class I, Class II, and Class III as nearly equal in number as possible.  Directors of the first class (Class I) shall be elected to hold office for a term expiring at the 1994 annual meeting of the shareholders; directors of the second class (Class II) shall be elected for a term expiring at the 1995 annual meeting of the shareholders, and directors of the third class (Class III) shall be elected to hold office for a term expiring at the 1996 annual meeting of shareholders.  The successors to the class of directors whose terms expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders.  When the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal as possible.

Section 3. Directors of the Corporation may be removed only for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

Section 4.  If the office of any director shall become vacant, the directors at the time in office, whether or not a quorum, may, by majority vote of the directors then in office, choose a successor who shall hold office until the next annual meting of stockholders.  In such event, the successor elected by the stockholders at that annual meeting shall hold office for a term that shall coincide with the remaining term of the class of directors to which that person has been elected.  Vacancies resulting from the increase in the number of directors shall be filled in the same manner.

VI. SHAREHOLDER APPROVAL OF CERTAIN TRANSACTIONS

Any amendment of the Corporation’s Articles of Incorporation, a plan of merger or exchange, a transaction involving the sale of all or substantially all the Corporation’s assets other than in the regular course of business and a plan of dissolution shall be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation.  If the transaction is not so approved and recommended, then the transaction shall be approved by the vote of eighty percent (80%) or more of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

VII. LIMIT ON LIABILITY AND INDEMNIFICATION

Section 1.  To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.

Section 2.  To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act, the Corporation shall indemnify each director or officer of the Corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged liable by reason of his willful misconduct or a knowing violation of criminal law in the performance of his duty as such director or officer.  The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

Section 3.  The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section 2 of this Article against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been an employee, agent or consultant of the Corporation, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2.

Section 4.  The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee, agent or consultant of the Corporation against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

Section 5.  In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Sections 2 or 3 of this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee.  If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

Section 6.  No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act occurring before the adoption of such amendment, modification or repeal.

Section 7.  Every reference herein to director, officer, employee, agent or consultant shall include  every director, officer, employee, agent, or consultant of the Corporation or any corporation the majority of the voting stock of which is owned directly or indirectly by the Corporation,  every former director, officer, employee, agent, or consultant of the Corporation,  every person who may have served at the request of or on behalf of the Corporation as a director, officer, employee, agent, consultant or trustee of another corporation, partnership, joint venture, trust or other entity, and  in all of such cases, his executors and administrators.